SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ORAPHARMA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	22-3473777

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

732 Louis Drive, Warminster, PA	18974

(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

                  On November 12, 2002, OraPharma, Inc., a Delaware corporation (the “Company”), executed Amendment No. 1 (the “Rights Amendment”) to the Rights Agreement dated as of August 1, 2002 (the “Rights Agreement”), between the Company and StockTrans, Inc., as Rights Agent (the “Rights Agent”). The Rights Amendment provides that the execution, delivery and performance of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 12, 2002, by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Pivot Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”) and the Company will not cause Parent, Sub or any of their affiliates or associates to become an “Acquiring Person” (as defined in the Rights Agreement) nor give rise to a “Distribution Date,” “Stock Acquisition Date” or “Triggering Event” as each such term is defined in the Rights Agreement.

                  The Rights Amendment is attached as Exhibit 4.2 hereto and is incorporated by reference herein, and the foregoing description of the Rights Amendment is qualified in its entirety by reference to the Rights Amendment.

ITEM 2 EXHIBITS.

Exhibit Number	Description of Exhibit

4.1	Rights Agreement, dated as of August 1, 2002, between OraPharma, Inc. and StockTrans, Inc., as Rights Agent (Incorporated by reference to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 16, 2002).

4.2	First Amendment to the Rights Agreement, dated as of November 12, 2002.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

ORAPHARMA, INC.

	By:	/s/ Michael D. Kishbauch

Michael D. Kishbauch

President and Chief Executive Officer (Principal Executive Officer)

Dated: November 12, 2002

EXHIBIT INDEX

Exhibit No.,
As provided
in Item 601
Exhibit Number	Description

4.1	Rights Agreement, dated as of August 1, 2002, between OraPharma, Inc. and Stocktrans, Inc., as Rights Agent (Incorporated by reference to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 16, 2002)

4.2	First Amendment to the Rights Agreement, dated as of November 12, 2002.